Exhibit 4.4(c)

TPG Partners II, L.P.

600 California Street

Suite 800

San Francisco, CA 94108

June 11, 1998

Ms. Emily Woods

227 West 17th Street

8th Floor

New York, NY 10013

Dear Emily:

Pursuant to Section 10 of the Stockholders’ Agreement (the “Agreement”) among J. Crew Group, Inc. (the “Company”), Emily Woods and TPG Partners II, L.P. (“TPG”), dated October 17, 1997, Section 4(b) of the Agreement is hereby amended by adding the following new sentence to the end of Section 4(b):

Notwithstanding the foregoing, for as long as Mr. Joshua Weston serves as a member of the Board there shall be a maximum of eleven members of the Board and references to the “remaining four members of the Board” and to the “four additional directors” shall be changed to the “remaining five members of the Board” and the “five additional directors”, respectively, and the reference to a “total of ten directors” shall be changed to a “total of eleven directors”.

If you agree with the foregoing, please sign below on behalf of yourself and on behalf of the Company.

Very truly yours,

/s/ James Coulter
James Coulter Principal, TPG Partners II, L.P.

Agreed and Accepted:

/s/ Emily Woods
Emily Woods, in her capacity as a party to the Stockholders’ Agreement

/s/ Emily Woods
Emily Woods